Exhibit 99.6

The summary of average production net to AMZG; meaning this represents the portion for AMZG’s working interest (average of 60%). All amounts are reported in BOPD (barrels of oil per day) and BOEPD (barrels of oil equivalent per day). Note that we estimate AMZG’s portion of non-operated production and gas production as there is a time lag when we receive this information from our non-operated partners and gas production is a relatively small percentage of total production. Highlighted is the most recent week average production.

Week Ended	Average Net Operated Production	Estimate Average Net Production (including non -operated & gas equivalents)
4/4/15	1,598 BOPD	1,708 BOEPD
4/11/15	1,619 BOPD	1,729 BOEPD
4/18/15	1,575 BOPD	1,685 BOEPD
4/25/15	1,634 BOPD	1,744 BOEPD
5/2/15	1,556 BOPD	1,666 BOEPD